Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Chemung Financial Corporation of our report dated March 24, 2021 relating to the consolidated financial statements appearing in the Annual Report on Form 10-K of Chemung Financial Corporation for the year ended December 31, 2020.

/s/ Crowe LLP

Livingston, New Jersey

June 21, 2021